Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-239654 and 333-239652) and Form S-8 (File Nos. 333-253577, 333-237090 and 333-232278) of Atreca, Inc. of our report dated March 3, 2022, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 3, 2022